Vertiv Declares First-Ever Annual Dividend

Columbus, Ohio Oct. 28, 2020 – Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced that its Board of Directors has declared the company’s first-ever annual cash dividend of $0.01 per share of the company’s Class A common stock. The cash dividend will be payable on December 17, 2020, to shareholders of record of Class A common stock, including holders of record of company’s units, at the close of business on December 2, 2020.

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About Vertiv Holdings Co Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. As Architects of Continuity™, Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

For investor inquiries, please contact:

Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E lynne.maxeiner@vertiv.com

For Media inquires, please contact:

Sara Steindorf
FleishmanHillard for Vertiv
T +1 314-982-1725
E sara.steindorf@fleishman.com
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